Exhibit 99.1
RIGHTSTAR FORECLOSURE RESOLUTION AGREEMENT
ENABLES DEATH CARE ASSETS AUCTION

Las Vegas, NV, May 9, 2007 The State of Hawaii, Vestin Realty Mortgage I, Inc. (Nasdaq:VRTA), Vestin Realty Mortgage II, Inc. (Nasdaq:VRTB), Vestin Mortgage, Inc. (collectively reference herein as Vestin) and Comerica Incorporated (NYSE:CMA) today announced that the assets of the embattled RightStar Corporations in Hawaii will be sold to the highest bidder at public auction pending Hawaii Circuit Court approval of the foreclosure resolution agreement. The assets to be sold include RightStar’s 13 cemeteries and funeral homes previously owned by The Loewen Group, Inc. The assets account for nearly 50 percent of the insular Hawaii death care market. The cemeteries and funeral homes have remained going concerns under the aegis of the Circuit Court’s Receiver following loan defaults and trust fund deficits incurred by RightStar.

The resolution agreement provides that the proceeds of the foreclosure sale will be allocated to fund the trusts statutory minimum balances, and to Vestin. The State of Hawaii, Vestin and Comerica have pledged to cooperate to recover additional amounts owed to the trusts and the creditors from others, while mutually releasing each other and RightStar from claims.

The resolution also calls for the continuity of Comerica’s service as trustee, as Comerica has been praised for stabilizing and rebuilding the trusts after they stepped in to replace the trustees initially appointed by RightStar.

This resolution offers a unique opportunity for the new operator of these cemeteries and funeral homes to establish itself as the industry leader of a valuable and growing market segment boasting a healthy pre-need constituency.

Further details regarding the availability of due diligence materials, time and place of sale, and bidder pre-qualification will be forthcoming.

About Vestin Realty Mortgage I, Inc.

Vestin Realty Mortgage I, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of March 31, 2007, Vestin Realty Mortgage I, Inc. had assets of over $65 million. Vestin Realty Mortgage I, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

About Vestin Realty Mortgage II, Inc.

Vestin Realty Mortgage II, Inc. is a real estate investment trust (“REIT”) that invests in short-term secured loans to commercial borrowers. As of March 31, 2007, Vestin Realty Mortgage II, Inc. had assets of over $294 million. Vestin Realty Mortgage II, Inc. is managed by Vestin Mortgage, Inc., which is a subsidiary of Vestin Group, Inc., a well-known asset management, real estate lending and financial service company. Since 1995, Vestin Mortgage Inc.’s mortgage activities have facilitated more than $2.0 billion in lending transactions.

About Vestin Group

Vestin Group, Inc. is engaged in asset management, real estate lending, and other financial services. Its subsidiary, Vestin Mortgage, has facilitated more than $2.0 billion in lending transactions since 1995. Vestin Mortgage manages two public traded REITS, Vestin Realty Mortgage I, Inc. and Vestin Realty Mortgage II, Inc., and Vestin Fund III, LLC a mortgage fund.

About Comerica

Comerica Incorporated (NYSE:CMA) is a financial service company headquartered in Detroit. Comerica's approximately 11,000 employees focus on relationships, and helping people and businesses be successful. Comerica Bank locations can be found in Michigan, California, Texas, and Florida, with select businesses operating in several other states. Munder Capital Management and Comerica Securities are investment services affiliates. Comerica reported total assets of $58 billion at December 31, 2006

Forward-Looking Statements

Certain information discussed in this press release may constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995 and the federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions at the time made, it can give no assurance that its expectations will be achieved. Readers are cautioned not to place undue reliance on these forward-looking statements. Forward-looking statements are inherently subject to unpredictable and unanticipated risks, trends and uncertainties, such as the Company’s potential inability to accurately forecast its operating results; the Company’s potential inability to achieve profitability or generate positive cash flow; the availability of financing; defaults on outstanding loans; unexpected difficulties encountered in pursuing our remedies if a loan is in default; a decline in the value of collateral securing our loans and other risks associated with the Company’s business. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.
For more information

Contact:

Vestin Mortgage, Inc.
James Townsend
702-227-0965